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                                                                     EXHIBIT 5.1
                                                                     -----------

                                 April 24, 2001

3Com Corporation
5400 Bayfront
Santa Clara, CA  95052

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 24, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 9,200,000 shares of common stock, par value $0.001, of 3Com Corporation (the "Shares"), reserved for issuance pursuant to the Amended and Restated 3Com Corporation 1984 Employee Stock Purchase Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati